Exhibit 10.27.4

JANUS HENDERSON GROUP PLC DEFERRED INCENTIVE AWARD

US – DIP FUND AWARD AGREEMENT

The Company grants to <Grantee> (the “Grantee”) effective as of [DATE], 2021 (the “Grant Date”), a deferred incentive award in the form of a cash value that is notionally invested in an underlying fund or funds and granted pursuant to Article 9 of the Company Plan (the “DIP Fund Award”) as described below, subject to the terms and conditions set forth in this DIP Award Agreement, the Company’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time (the “Company Plan”), the Executive Income Deferral Program (if applicable to the Grantee), the attached Appendices (if any), and any applicable laws (including any applicable securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time applicable to the DIP Fund Award, including those regarding the deferral of the DIP Fund Award, the Personal Code of Ethics, the Share Trading Policy and the Market Conduct Policy. The Grantee must accept the DIP Fund Award, including all of the applicable terms and conditions, by [DATE] or such later date determined by the Committee, or it will lapse. Capitalized terms used but not defined in this DIP Award Agreement have the meaning specified in the Company Plan and/or in the attached Appendices (if any). The Company Plan and the method of accepting the DIP Fund Award may be accessed at the site on which the Grantee accesses information related to the Grantee’s participation in the Company Plan.

1.         Grant of DIP Fund Award.

Subject to the provisions of this DIP Award Agreement and the Company Plan, the Company hereby grants to the Grantee a deferred incentive award in the form of a cash value that is notionally invested in an underlying fund or funds (granted pursuant to Article 9 of the Company Plan). The cash value that is to be notionally invested is identified in the table below.

DIP Fund Award
Value on Grant Date:	$

2.         Vesting.

Except as otherwise provided herein, the DIP Fund Award will become vested on the vesting dates (each date, a “Vesting Date”) and in the amounts indicated below, provided that the Grantee has not experienced a Termination of Affiliation prior to the applicable Vesting Date.

Vesting Date	Percentage Vesting
[__]	33%
[__]	33%
[__]	34%

For the avoidance of doubt, the portion of the DIP Fund Award that vests upon each Vesting Date shall be equal to, with respect to each notional investment, the product of (i) the number of notional units credited to the applicable notional investment on the applicable Vesting Date, multiplied by (ii) the applicable vesting percentage (as set forth in the table above).

3.         Termination of Affiliation.

a.          Except as otherwise provided herein, in the event that the Grantee has a Termination of Affiliation, any unvested portion of the DIP Fund Award and the Grantee’s rights hereunder shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

b.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee has a Termination of Affiliation due to [death or Disability, then the DIP Share Unit Award shall become fully vested and no longer subject to restriction upon such Termination of Affiliation; provided, however, that to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Grantee’s Disability does not constitute a “disability” within the meaning of Section 409A of the Code, then upon the Grantee’s Termination of Affiliation due to Disability, any unvested portion of the Grantee’s DIP Share Unit Award shall remain outstanding and shall continue to vest in accordance with its terms]1 / [(i) death, then the DIP Share Unit Award shall become fully vested and no longer subject to restriction upon such Termination of Affiliation; or (ii) Disability, then any unvested portion of the Grantee’s DIP Share Unit Award shall remain outstanding and shall continue to vest in accordance with its terms and shall be settled in accordance with the schedule set forth in Section 2 above, notwithstanding the Grantee’s Termination of Affiliation]2. “Disability” shall have the meaning set forth in the Company’s long-term disability benefit plan, requiring medical certification for a determinable physical or mental impairment expected to result in death or expected to last for a continuous period of not less than twelve (12) months.

c.          Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to a termination by the Company or a Subsidiary (as appropriate) without Cause, then any unvested portion of the Grantee’s DIP Fund Award shall remain outstanding and shall continue to vest in accordance with its terms.

d.         Notwithstanding the provisions of Sections 2 and 3(a) above, if the Grantee experiences a Termination of Affiliation due to Retirement (as defined in Appendix A), the DIP Fund Award shall continue to vest in accordance with, and subject to the terms and conditions set forth in, Appendix A.

4.         Notional Investment of the Account; Allocation Elections.

a.          The DIP Fund Award shall be credited to the Grantee as a bookkeeping entry maintained by the Company or administrator for the Grantee (“Account”) that reflects the DIP Fund Award (including gains, losses and expenses) and adjustments thereto as soon as administratively practicable following the Grant Date.

1         Note to Draft: To be included for all individuals other than Code Staff.

2         Note to Draft: To be included for Code Staff only.

b.         Initial Allocation.  The DIP Fund Award will be deemed invested in the notional investments selected by the Grantee pursuant to online elections through the Company Plan administrative system or as otherwise provided by the Company. In connection with the Grantee’s first election form submitted under the Company Plan, the Grantee shall specify in one (1) percent increments how the amounts in the Grantee’s Account with respect to the DIP Fund Award are to be notionally invested in one or more of the investment options offered for notional investment; provided however all such elections must meet the applicable prospectus requirements. In the event the Grantee does not make an election within the period notified to the Grantee, the Grantee shall be deemed to have directed that the undesignated portion of the Grantee’s Account be notionally invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

c.          Reallocation.  After the Grantee’s initial allocation, as described in Section 4(b) above, the Grantee may change the investment elections from time to time as determined by the Committee, and any such change shall be effective as soon as practicable after such election is made. If more than one reallocation is received on a timely basis, the reallocation that the Committee determines to be the most recent shall be followed. The Grantee may reallocate the investment of the Grantee’s Account attributable to the DIP Fund Award by specifying, in one (1) percent increments how such amounts are to be invested among the notional investment options then offered under the Company Plan.

d.         Notional Investment Options.  The notional investment options that are available under the Company Plan for the Grantee’s Account shall be designated by the Company, subject to applicable prospectus requirements. An amount transferred into one of these notional investments is converted to notional units of such notional investments by dividing such amount by the value of a unit in the applicable fund on the date as of which the amount is treated as notionally invested in this notional investment by the Committee. In no event will the Grantee be regarded as having acquired an actual investment in any underlying fund except as provided in accordance with Section 5(a) below (if relevant).

e.          Gains and Losses.  The Grantee’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Grantee’s Account had actually been invested as directed by the Grantee in accordance with this DIP Award Agreement. The DIP Fund Award provides only for “notional investments”, and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, these hypothetical earnings, gains, expenses and losses shall be applied to measure the value of the Grantee’s Account and the amount of the Company’s liability to make payments to or on behalf of the Grantee.

f.          Undesignated Amounts.  If the Committee possesses at any time investment directions as to the notional investment of less than all of the Grantee’s Account, the Grantee shall be deemed to have directed that the undesignated portion of the Account be invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

g.         Dividends.  If any dividends would have been paid to the Grantee with respect to any portion of this DIP Fund Award notionally invested in a fund if the Grantee had been directly invested in such fund (“Dividends”), then on the date on which such Dividends are paid to investors in such fund such Dividends shall be deemed to be reinvested in such fund, unless otherwise determined by the Committee in its sole discretion, and shall vest based on the vesting schedule of the underlying DIP Fund Award as is determined in the discretion of the Company.

h.         Committee Discretion.  Allocations of the Grantee’s Account attributable to the DIP Fund Award pursuant to Sections 4(b), (c) and (g) above shall be made using the notional investment procedures that are provided by the Committee for this purpose, which may include the use of written or electronic forms, as well as the use of a voice-response system, as determined by the Committee. The Committee may provide that allocations pursuant to Sections 4(b), (c) and (g) above are to be made in increments specified by the Committee that are different from the increments set forth in Sections 4(b), (c) and (g). The Committee shall have the sole discretion to determine the notional investment options available under the Company Plan and may change, limit or eliminate a fund provided thereunder from time to time. If any notional investment option ceases to be available under the Company Plan, the Committee shall have the authority to credit to any or all other then-available notional investment options all amounts previously allocated to the terminated notional investment option (along with deemed earnings, gains and losses relating thereto).

i.          Grantee Acknowledgements.  By accepting this DIP Fund Award, the Grantee acknowledges and agrees that (i) neither the Company nor any Subsidiary, nor any entity or person acting on their behalf, has provided the Grantee with any legal, investment, tax or financial advice with respect to the Grantee’s participation in the Company Plan, the DIP Fund Award or any amounts deposited in a Company-designated account to purchase funds (or cash distributed) in respect of the DIP Fund Award in accordance with Section 5(a); (ii) neither the Company nor any Subsidiary, nor any entity or person acting on their behalf will be liable for any loss or potential loss arising out of a delay in the initial allocation or any reallocation of any notional investment; (iii) notionally invested amounts may be notionally invested in a fund or funds denominated and/or traded in a currency which is not the currency in the Grantee’s jurisdiction and that neither the Company nor any Subsidiary, nor any entity or person acting on their behalf is liable for any depreciation (or other impact) on Account balances due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of money; (iv) the Grantee will open a Company-designated account needed to receive any proceeds or benefits from this DIP Fund Award, unless the Grantee already has opened such an account; (v) any failure to maintain such an account will subject the DIP Fund Award to a suspension of vesting or cancellation and forfeiture; (vi) Account balances are subject to any net appreciation or depreciation accruing from time to time based on the Grantee’s notional investment election of the Account balance in accordance with the Grantee’s allocation election(s) in effect from time to time; (vii) the Grantee is solely responsible for any net appreciation or net depreciation in the balance of the Grantee’s Account resulting from the Grantee’s notional investment elections; (viii) the Company does not guarantee or represent in any manner whatsoever that the Grantee will realize any appreciation (or be protected from any depreciation) in the balance of the Account as a result of allocating the Account balance for notional investments in funds; and (ix) any allocation elections must comply with the Company’s pre-clearance and applicable prospectus requirements and short-term trading policy. The Grantee further agrees and acknowledges that the Grantee is under no obligation to make a notional investment election in any particular fund, and, if no such investment election is made, that the balance and any transfers in the Grantee’s Account shall be notionally invested in a money market notional investment option offered under the Company Plan or notionally invested in such other fund or funds as the Committee determines in its discretion.

5.         Distribution.

a.          General.  Subject to the terms of the Company Plan and the Executive Income Deferral Program (if applicable to the Grantee), and except as otherwise determined by the Committee in its sole discretion in a manner compliant with Section 409A of the Code, the value of the vested portion of the Grantee’s Account (subject to applicable tax withholding, including under Article 14.1 of the Company Plan) will be deposited into a Company-designated account to purchase the funds in which the Grantee was invested on a notional basis at the time such distribution is processed. The distribution shall be processed as soon as practicable following the date such portion becomes vested and, subject to Section 7(a), in no case later than 60 days following the date on which such portion becomes vested. In the event the Grantee’s chosen funds are not available for purchase by the Grantee at the time of distribution, the Company has the sole discretion to either purchase such other fund or funds as the Committee determines in its discretion or to deposit the net proceeds into such fund or funds as the Committee determines in its discretion on behalf of the Grantee. Notwithstanding the foregoing, the Company may, in its discretion, determine that the value of the vested portion of the Grantee’s Account (subject to applicable tax withholding, including under Article 14.1 of the Company Plan) shall instead be settled in cash (regardless of the funds available) as soon as practicable following the date such portion becomes vested and, subject to Section 7(a), in no case later than 60 days following the date on which such portion becomes vested.

b.         Beneficiary Designation. The Grantee shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom the balance of the Grantee’s Account will be distributed, as described in Section 5(a) above, in the event of the Grantee’s death. In such circumstances, the distribution will be made in cash. In the event of multiple beneficiaries, the balance of the Grantee’s Account shall be apportioned among the beneficiaries in accordance with the designation forms. Unless the Committee informs the Grantee otherwise, the Grantee may make or change a beneficiary designation by filing the form attached as Appendix [C] hereto. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

c.          Failure to Designate. If the Grantee fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Grantee, then all payments hereunder in respect of the Grantee shall be made to the Grantee’s estate. In such circumstances, the distribution will be made in cash.

6.         Unfair Interference.

a.          The Grantee shall not without the prior written consent of the Company, during the Grantee’s employment with the Company and any Subsidiary and for a period of twelve months after the date on which the Grantee’s employment with the Company terminates (the “Termination Date”) for any reason, directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company:

i.          solicit the services of or endeavor to entice away from the Company or any Subsidiary for which the Grantee has worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Company or any such Subsidiary with whom the Grantee worked or had dealings during the course of the Grantee’s employment with the Company or any such Subsidiary, or

ii.         solicit, canvass, approach or accept any approach from any Customer of the Company or any Subsidiary with a view to obtain their custom or supply for a Competitor.

b.         In this Section 6:

i.          “Customer” means person, firm or company which at or within a period of two years prior to the Termination Date has done business with the Company or any Subsidiary as a customer, client or supplier, or which the Company or any Subsidiary is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom the Grantee worked or had dealings with in the course of the Grantee’s employment and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company; and

ii.         “Competitor” means an actual or prospective competitor of any business carried on by the Company or any Subsidiary in which the Grantee worked at any time during the period of one year prior to the Termination Date and with whom or which the Grantee first had contact or otherwise developed a relationship while employed by the Company.

c.          The Grantee acknowledges that:

i.          these restrictions form part of the Grantee’s terms and conditions of employment;

ii.         the restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Company (including but not limited to protecting confidential information, relationships with directors, employees, consultants and Customers, and the goodwill of the Company’s business) , and that, having regard to those interests such restrictions do not impose an unreasonable burden on the Grantee; and

iii.        damages are not an adequate remedy to protect the interests of the Company, and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.

d.         These restrictions shall supersede any other restriction to which the Grantee may be subject in respect of non-solicitation of employees and of customers as set out in the Grantee’s letter of employment.  All other restrictions to which the Grantee may be subject which are not superseded by this clause shall continue with full effect in addition to the restrictions set out in this clause.

e.          The consideration for the promises in these restrictions is given to the Grantee by the Company on its own behalf and on behalf of each other Subsidiary (including, for the avoidance of doubt, any subsidiary to which the Grantee provides services from time to time).

f.          The restrictions shall remain in full force and effect and survive the termination of the Grantee’s employment for any reason whatsoever.

g.         The restrictions in this Section 6 shall be governed by and construed in accordance with the laws of the jurisdiction in which the Grantee is employed or primarily providing services according to his or her employment contract at the date of the termination of employment (“Territory”). Without prejudice to the foregoing sentence, if the Grantee is employed by the Company or Subsidiary in a state or territory in Australia, the restrictions in Section 6 shall be governed by and construed in accordance with New South Wales law, regardless of the Territory.

h.         Any proceedings initiated by the Grantee in relation to the restrictions in Section 6 shall be initiated in the Territory. In the event that the Company or any Subsidiary (including, for the avoidance of doubt, any Subsidiary to which the Grantee provides services from time to time) is the plaintiff in any proceedings in relation to the restrictions in Section 6, the Company may, at its option, elect to enforce the restrictions in any competent court of any jurisdiction which shall accept jurisdiction for this purpose.

7.         Miscellaneous.

a.          Section 409A; Six-Month Delay.  Section 7(a) of this DIP Award Agreement will apply to a Grantee who, either at the Grant Date or at any time subsequent to the Grant Date, is subject to United States income taxes. The intent of the parties is that payments and benefits under the DIP Fund Award made to the Grantee comply with Section 409A of the Code and, accordingly, to the maximum extent permitted, this DIP Fund Award shall be interpreted and administered to be in compliance with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, and to the extent applicable, the Grantee shall not be considered to have experienced a Termination of Affiliation for the purposes of Section 3 of this DIP Award

Agreement unless the Grantee would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this DIP Fund Award shall be construed as a separate identified payment for the purposes of Section 409A of the Code, and any payments under this DIP Fund Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided under the DIP Fund Award during the six-month period immediately following the Grantee’s “separation from service” (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Grantee’s “separation from service” (or death, if earlier).

b.         Transfer Restrictions.  Any funds purchased with any amounts deposited into a Company-designated account for such purchase upon settlement of the DIP Fund Award in accordance with Section 5(a) may be subject to restrictions on transfer and resale, including, without limitation, any holding periods as the Committee may impose in its sole discretion.

c.          Notices.  Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary, or, if by electronic mail, to the email address of the Assistant Corporate Secretary. Any notice to be given to the Grantee shall be addressed to the Grantee at the address, or if by electronic email, the email address, listed in the Company’s records. By a notice given pursuant to this section, either party may designate a different address for notices. Any notice to be given hereunder shall be in writing and shall be deemed to have been given (i) on the date of transmission if sent by telecopy or by electronic mail or (ii) if not by electronic transmission, when actually delivered; when deposited in the national mail, postage prepaid and properly addressed to the applicable recipient; or when delivered by overnight courier.

d.         Binding Effect.  Except as otherwise provided hereunder, this DIP Award Agreement shall be binding upon the heirs, executors or successors of the parties to this DIP Award Agreement, including all rights and obligations.

e.          Laws Applicable to Construction.  Subject to Section 6 above, the interpretation, performance and enforcement of this DIP Award Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this DIP Award Agreement, the DIP Fund Award is subject to the terms and conditions of the Company Plan and the Executive Income Deferral Program (if applicable to the Grantee), which is hereby incorporated by reference.

f.          Adequate Information.  By accepting the DIP Fund Award, the Grantee acknowledges that they have been given all relevant information and materials required with respect to the terms and conditions of the DIP Fund Award.

g.         No Advice.  The information and materials provided in connection with the DIP Fund Award does not take into account the Grantee’s objectives, financial situation or needs. If the Grantee does not understand the terms and conditions of the DIP Fund Award, or is in any doubt, the Grantee should consult an independent authorized financial adviser.

h.         Language.  The documents relating to the DIP Fund Award are in the English language only. By accepting the DIP Fund Award, the Grantee acknowledges that they fully understand the contents of the English language versions of these documents and that they do not need a translation.

i.          Employment.  The grant of the DIP Fund Award does not form part of, and does not affect or change, the Grantee’s employment relationship with the Grantee’s employer. The Grantee is not automatically entitled to the exercise of any discretion under the DIP Fund Award in their favor and the Grantee does not have any claim or right of action in respect of any decision, omission, or discretion which may operate to their disadvantage. The Grantee also waives all rights which might arise in connection with the DIP Fund Award, other than the right to the deposit of amounts into a Company-designated account to purchase funds (or distributions of cash) in respect of the DIP Fund Award in accordance with Section 5(a), subject to and in accordance with the terms of the DIP Award Agreement, in consideration for and as a condition of the DIP Fund Award. The Grantee does not have any right to compensation or damages for any loss (actual or potential) in relation to the DIP Fund Award.

j.          Mobile Employees.  If the Grantee is a mobile employee, meaning that they are based in different tax jurisdictions during the course of their employment or that they are or may be subject to tax in more than one country, state or territory, the Grantee is strongly encouraged to inform the Company and to speak with their own personal tax adviser regarding the tax treatment of their participation in the DIP Fund Award.

k.         Exchange Controls & Reporting Requirements.  The Grantee is solely responsible for complying with any exchange control regulations or foreign asset reporting requirements which apply to them with respect to their DIP Fund Award and neither the Company nor the Grantee’s employer will be responsible for obtaining exchange control approval or making such reports on the Grantee’s behalf. If the Grantee fails to obtain any required exchange control approval or make such reports, neither the Company nor the employer will be liable in any way for any resulting fines or penalties. The Grantee should seek independent professional advice if they are unsure about their obligations as a result of their participation in the DIP Fund Award.

l.          Electronic Communications.  By accepting the DIP Fund Award, the Grantee consents to receiving all communications in relation to a DIP Fund Award electronically, including by email, and also consents to contracting electronically with the Company and/or other relevant parties in relation to the DIP Fund Award.

m.        Severability.  The invalidity or unenforceability of any provision of this DIP Award Agreement shall not affect the validity or enforceability of any other provision of this DIP Award Agreement.

n.         Conflicts and Interpretation.  In the event of any conflict between this DIP Award Agreement and the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee), the Company Plan or the Executive Income Deferral Program (if applicable to the Grantee) shall take precedence.  In the event of any ambiguity in this DIP Award Agreement, or any matters as to which this DIP Award Agreement is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

o.         Amendment.  Except as otherwise provided for in this DIP Award Agreement, this DIP Award Agreement may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee; provided that the consent of the Grantee shall not be required for any amendment which (i) does not adversely affect the rights of the Grantee, or (ii) is necessary or advisable (as determined by the Committee) to carry out the purpose of the DIP Fund Award as a result of any new or change in existing applicable law. The waiver by either party of compliance with any provision of this DIP Award Agreement shall not operate or be construed as a waiver of any other provision of this DIP Award Agreement, or of any subsequent breach by such party of a provision of this DIP Award Agreement. Notwithstanding anything to the contrary contained in the Company Plan or in this DIP Award Agreement, to the extent that the Company determines that the DIP Fund Award is subject to Section 409A of the Code and fails to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the DIP Fund Award in order to cause the DIP Fund Award to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

p.         Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this DIP Award Agreement.

APPENDIX A

ADDITIONAL TERMS OF DIP FUND AWARD APPLICABLE UPON RETIREMENT

1.         Retirement Criteria.

“Termination of Affiliation due to Retirement” shall mean a Grantee’s Termination of Affiliation that meets the criteria set forth in clauses (a) and (b) below (collectively, the “Retirement Criteria”):

a.          the Grantee represents to the Company that the Grantee intends to indefinitely withdraw from the workforce, including from sitting on the board of directors of any competitor, as determined in the discretion of the Management Committee; and

b.         either:

i.          the Grantee has (A) both attained age fifty-five (55) and completed at least ten (10) years of service with the Company or a Subsidiary or (B) attained age sixty (60); or

ii.         the Management Committee determines in good faith that the Grantee has satisfactorily fulfilled qualitative criteria, determined in the discretion of the Management Committee, with respect to (A) the needs of the business of the Company and/or succession planning, (B) significant contributions to the Company (which may include, among other things, length of service to the Company), and (C) achievement of appropriate work transition.

2.         Additional Retirement Vesting Conditions.

The vesting in connection with a Termination of Affiliation due to Retirement as described in Section 3 below shall also be subject to the Grantee (a) executing a legal release of the Grantee’s claims against the Company, in a form reasonably satisfactory to the Company, within 45 days following the effective date of the Termination of Affiliation (and not revoking the release within the time period for revocation set forth in the release) and (b) certifying to the Company the Grantee’s continued permanent withdrawal from the workforce within 30 days prior to the applicable Vesting Date, unless otherwise determined by the Management Committee (the “Additional Retirement Vesting Conditions”). Notwithstanding the foregoing, any determinations to be made by the Management Committee pursuant to this Appendix A shall instead be made by the Committee if the Grantee is a member of the Company’s Executive Committee.

3.         Retirement Vesting Schedule.

Notwithstanding anything to the contrary in the DIP Award Agreement, if the Grantee has experienced a Termination of Affiliation due to Retirement and satisfies the Additional Retirement Vesting Conditions, then any unvested portion of the Grantee’s DIP Fund Award shall remain outstanding and shall continue to vest in accordance with its terms and shall be settled in accordance with the schedule set forth in Section 2, notwithstanding the Grantee’s Termination of Affiliation.

Appendix A - 1

APPENDIX B

FORFEITURE (MALUS) AND CLAW-BACK

The DIP Fund Award shall be subject to the forfeiture [and claw-back] provisions set forth in this Appendix.  Notwithstanding any provision of the Company Plan or the DIP Award Agreement (including this Appendix or any other Appendix thereto, if any) to the contrary, the DIP Fund Award shall be subject to such additional forfeiture[, claw-back], deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies in effect from time to time (including additional laws, regulations and requirements implemented following the date hereof).

1.         Forfeiture (Malus)

a.          Any time prior to a deposit of any amount into a Company-designated account to purchase funds or distribution in cash in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Award Agreement, the Board, acting fairly and reasonably, may determine that the vesting of the DIP Fund Award or the deposit or distribution in accordance with Section 5(a) in respect of the DIP Fund Award is not justified (and the amount that would otherwise have been deposited or distributed shall be forfeited) due to:

i.          a material misrepresentation in relation to the performance of the Company or its Subsidiaries (together, the “Group”), business unit or fund, mandate or other vehicle the assets of which are managed by a member of the Group (“Fund”) and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Fund Award was granted or earned, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (D) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group;

ii.         significant changes in the overall financial situation of the Group;

iii.        a material downturn in the performance of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility;

iv.        a material failure of risk management of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility, whether or not the Grantee

Appendix B - 1

is responsible for such failure but taking into account the proximity of the Grantee to the failure of risk management;

v.         the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct) or Cause, material or serious error or there is reasonable evidence of employee misbehavior; and/or,

vi.        the Grantee has engaged in conduct which the Board considers ought to result in the complete or partial reduction of the DIP Fund Award, including where the Grantee has failed to meet appropriate standards of fitness and propriety and/or has materially breached his or her service contract and/or any terms of employment or engagement with the Group.

b.         For the avoidance of doubt, the Board may determine that the DIP Fund Award may be forfeited in whole or in part. The effect of the forfeiture of the DIP Fund Award (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to a deposit into a Company-designated account to purchase funds or a distribution of cash pursuant to Section 5(a) of this DIP Award Agreement.

2.         Claw-Back Of Award

a.          At any time following the deposit of an amount into a Company-designated account to purchase funds or the distribution in cash, as applicable, in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Award Agreement, until the third anniversary of such deposit or distribution, as applicable, the Board, acting fairly and reasonably, may determine that a claw-back of such deposited or distributed amount (“Claw-Back”) is justified due to:

i.          a material misrepresentation in relation to the performance of a member of the Group, business unit or Fund and/or the Grantee on the basis of which the Board made its determination as to the amount of the annual bonus awarded and the extent to which the DIP Fund Award was granted, earned, vested or paid, including (but not limited to): (A) a misstatement of the financial results and/or health of a member of the Group, business unit or Fund during a relevant fiscal year; (B) an erroneous calculation in relation to the results of a member of the Group, business unit or Fund or other performance benchmark; (C) errors in the financial statements of a member of the Group, business unit or Fund; or (D) discrepancies in the financial accounts for a relevant fiscal year, whether or not arising from fraud or reckless behavior on the part of any director or employee of a member of the Group and the Board determines that either (x) such misrepresentation resulted in the Grantee receiving a deposit into a Company-designated account to purchase funds (or a cash distribution) of a larger value in respect of the DIP Fund Award than the Grantee would have received had the misrepresentation not occurred or (y) the Board determines the Grantee was responsible for such misrepresentation;

Appendix B - 2

ii.         the Grantee ceasing to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct), material or serious error, or Cause, or there is reasonable evidence of employee misbehavior; and/or,

iii.        a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (A) any member of the Group or business unit for which the Grantee performs a role or has responsibility; and/or (B) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

b.         The manner in which the Claw-Back shall be made by the Board is as follows:

i.          the Company shall serve a notice in writing on the Grantee setting out:

(A)       the date of grant of the DIP Fund Award;

(B)       the total amount deposited into a Company-designated account to purchase funds or distributed in cash, as applicable, in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Award Agreement;

(C)       where applicable, the amount deposited into a Company-designated account to purchase funds in respect of the DIP Fund Award in accordance with Section 5(a) of this DIP Award Agreement which are subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Fund Account Amount”); and

(D)       where applicable, the amount of cash distributed in accordance with Section 5(a) of this DIP Award Agreement in respect of the DIP Fund Award which is subject to the Claw-Back calculated (if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee) (“Cash Amount,” and together with the Fund Account Amount, the “Claw-Back Amount”);

ii.         so far as the Board shall consider practicable, any Claw-Back shall be implemented by:

(A)       a reduction in the number of Shares subject to an Award granted under the Company Plan or an award granted under any other equity award plan operated by the Company which would otherwise vest for or be released to the Grantee on any future date;

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(B)       withholding any cash amount otherwise due to the Grantee under any bonus scheme, notional share or notional fund scheme or other cash based incentive scheme of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(C)       a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board, up to the Claw-Back Amount; and

iii.        if the Grantee ceases at any time to be a participant in the Company Plan and/or any other equity award plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other equity award plan operated by the Company have a Fair Market Value that is less than the Claw-Back Amount, or the Grantee ceases at any time to be a director or an employee of a member of the Group, then the Company may recover from the Grantee the Claw-Back Amount remaining to be clawed-back, and for these purposes the Claw-Back Amount is a debt which is immediately due and payable by the Grantee to the Company.

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APPENDIX C

DESIGNATION OF BENEFICIARY OR BENEFICIARIES

In connection with my Janus Henderson Group plc (“JHG”) DIP Fund Award (including any notional investments made in respect thereof (regardless of whether any cash or interest in the underlying fund or funds may be acquired following distribution)) granted on [DATE] (the “DIP Fund Award”) pursuant to Article 9 of JHG’s Third Amended and Restated 2010 Deferred Incentive Plan, as may be amended or amended and restated from time to time, and revoking any previous designation in connection with the DIP Fund Award, I hereby designate each individual set forth under the section entitled “Beneficiaries and Allocations” below as my beneficiary or beneficiaries to receive upon my death the balance of my account, if any, with respect to the DIP Fund Award in accordance with the terms of the award agreement evidencing the DIP Fund Award (the “DIP Award Agreement”); provided that, such distribution(s) shall be made in cash, regardless of whether I had previously chosen to deposit any amounts into a Company-designated account to purchase funds in respect of the DIP Fund Award in accordance with Section 5(a) of the DIP Award Agreement. This designation of beneficiary or beneficiaries shall be binding upon my estate and upon my heirs and legatees, and JHG may rely hereon without further authorization from any representative of my estate or any other persons and without inquiring into the terms of my Last Will and Testament or any Codicil thereto.  If any beneficiary designated under the section entitled “Beneficiaries and Allocations” below shall have predeceased me, then I direct that, upon my death, my estate shall become the beneficiary of the portion of the DIP Fund Award allocable to such predeceasing beneficiary to the extent permitted by, and in accordance with the terms and conditions of the DIP Award Agreement.  I reserve the right to change, in writing, this designation of beneficiary at any time, and I understand that this designation shall not become effective until received by JHG’s Corporate Secretary.

Beneficiaries and Allocations*

1.
(Beneficiary/Trust Name; Relationship; Percentage of Account Allocated to Beneficiary/Trust)

Address

2.
(Beneficiary/Trust Name; Relationship; Percentage of Account Allocated to Beneficiary/Trust)

Address

*If more than 2 beneficiaries are being designated pursuant to this form, please check the box below and attach this form a list of each such additional beneficiary with the information set forth above.

□           I am designating more than 2 beneficiaries pursuant to this form, and have attached to this form a list of each such additional beneficiary with the information set forth above.

[Signature page follows]

Appendix C - 1

I have executed this Designation of Beneficiary this ____ day of ______________, 2021.

Grantee Signature

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